Exhibit 10.1
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Tenant: Inovio Pharmaceuticals, Inc. Premises: 660 West Germantown Pike, Suites 110, LL100, 120

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of June 22, 2017, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), and INOVIO PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

A.Landlord and Tenant are parties to a Lease (“Original Lease”) dated March 5, 2014, as amended by a First Amendment to Lease (“First Amendment “) dated July 22, 2015 (the Original Lease as so amended is referred to herein as the “Current Lease”), for the premises (“Current Premises”) deemed to contain 27,583 rentable square feet of space presently known as Suites 110, LL100, 120 on the first floor of the Building located at 660 West Germantown Pike, Plymouth Meeting, PA 19462. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B.By a Sublease (“Sublease”) dated June 21, 2017, Accolade, Inc., an existing tenant occupying the second, third, fourth, and fifth floors of the Building, sublet to Tenant as to the entire second floor (“Suite 200”) commencing on the Effective Date of the Sublease and expiring on June 30, 2027.

C.To avoid confusion, Landlord and Tenant wish to reference the Sublease in this Amendment and to extend the Term for the Current Premises and Suite 200 under the Current Lease upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2.Condition of Premises. Except as set forth otherwise on Exhibit A attached hereto, Tenant acknowledges and agrees that Landlord has no obligation under the Lease to make any improvements to or perform any work in the Current Premises (or to Suite 200 upon the Suite 200 Extension Term Commencement Date, as defined below), or provide any improvement allowance, and Tenant accepts the Current Premises and Suite 200 in their current “AS IS” condition. As provided in Exhibit A, Tenant, at its sole cost, subject to the Improvement Allowance, shall construct an internal staircase in the Current Premises. Upon the expiration or earlier termination of the Lease, Landlord, at its sole option, may require Tenant to remove the internal staircase or allow the internal staircase to remain, and Tenant shall make all repairs and restore the areas affected to their original condition.

3.Extension Term, Fixed Rent.

(a)    The Term for Suite 200 (via the Sublease) expires on June 30, 2027. Tenant’s lease of Suite 200 shall be subject to the terms and conditions of the Sublease until June 30, 2027. Regardless of whether the Sublease is earlier terminated, Landlord and Tenant agree that the Term for Suite 200 shall commence under the Current Lease on July 1, 2027 (“Suite 200 Extension Term Commencement Date”) and the Term for Suite 200 and the Current Premises shall be extended through December 31, 2029.

(b)    Effective on the Suite 200 Extension Term Commencement Date: (i) the term “Premises” means Suite 200 and the Current Premises; (ii) “Tenant’s Share” is stipulated to be 35.51%, and (iii) the rentable area of the Premises is deemed to be 57,361 square feet, and (iv) Tenant shall have the nonexclusive right to use the parking facilities for parking standard-size automobiles of Tenant and its employees for unreserved parking at a ratio of no more than 4 per 1,000 square feet of rentable area of the Premises (rounded downward), plus 1 reserved space as further defined in Section 7 of this Amendment.

(c)    Effective on the Suite 200 Extension Term Commencement Date, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent with respect to Suite 200 during the Term as follows, payable in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Suite 200	Annualized Fixed Rent	Monthly Fixed Rent
7/1/27 - 6/30/28	$36.94	$1,099,999.32	$91,666.61
7/1/28 - 6/30/29	$37.68	$1,122,035.04	$93,502.92
7/1/29 - 12/31/29	$38.43	$1,144,368.54	$95,364.05

(d)    Effective on January 1, 2028, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent with respect to the Current Premises during the Term as follows, payable in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of Current Premises	Annualized Fixed Rent	Monthly Fixed Rent
1/1/28 - 12/31/28	$35.51	$979,472.33	$81,622.69
1/1/29 - 12/31/29	$36.22	$999,056.26	$83,254.69

(e)    All Rent payments must be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, provided Tenant first completes Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments must include the Building number and the Lease number, which numbers will be provided to Tenant.

4.Termination Option under the Current Lease. The term “Early Termination Date” as described in Section 29, Early Termination Option, of the Original Lease, and Section 7 the First Amendment shall be modified such that the Early Termination Date for the Current Premises shall mean August 12, 2026. In addition to the foregoing, the Early Termination Payment, as set forth in Section 29(b) of the Original Lease, and as modified by Section 7 of the First Amendment, shall also include the Improvement Allowance (as defined in Exhibit A of this Amendment), and all commissions and attorney’s fees incurred in connection with this Amendment. The Early Termination Option under the Current Lease shall not apply to Suite 200.

5.Renewal Option. Effective on the Suite 200 Extension Term Commencement Date, Tenant’s Renewal Option, as set forth in Section 30, Renewal Option, of the Original Lease, and Section 8 the First Amendment shall apply to and include Suite 200, and accordingly if Tenant exercises the Renewal Option for the Current Premises, Tenant shall also be required to exercise such option for Suite 200 and all conditions set forth in Section 30 relating to such Renewal Option shall pertain to the Current Premises shall also apply to Suite 200. The term “initial Term” as used in the Renewal Option shall be modified to mean the “then-current Term”.

6.Expansion Option and Right of First Offer. The Expansion Option as set forth in Section 31, Expansion Option, of the Original Lease is hereby deleted and of no further force or effect. The term “First Offer Space” as described in the Right of First Offer as set forth in Section 32, Right of First Offer, of the Original Lease is hereby modified to apply to and include any space on the lower level of the Building and any space on the 1st and 3rd floors of the Building. The Right of First Offer shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant leasing space at the Building as of the date of this Amendment (including, without limitation, any lease term extension period(s) contained in such tenant’s lease, regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease) with respect to the lower level and 3rd floor of the Building and the date of the Original Lease with respect to the 1st floor of the Building.

7.Parking. With respect to the Current Premises, Tenant shall have the nonexclusive right to use the parking facilities for parking standard-size automobiles of Tenant and its employees at an unreserved parking ratio of no more than 4 per 1,000 square feet of rentable area of the Current Premises (rounded downward). In addition, Landlord shall provide Tenant one (1) reserved parking space in a mutually agreed to location within the general parking area of the Building. Landlord, at Landlord's expense, shall cause such reserved parking space to be served by an electric charging system consistent with the specifications set forth in Exhibit F to the Original Lease. Landlord shall maintain such electric charging system during the Term of the Lease, at Landlord’s expense. Upon the Suite 200 Extension Term Commencement Date, with respect to Suite 200 and the Current Premises, Tenant shall have the nonexclusive right to use the parking facilities for parking standard-size automobiles of Tenant and its employees at an unreserved parking ratio of no more than 4 per 1,000 square feet of rentable area of the combined Premises (rounded downward).

8.Security Deposit. The “Security Deposit” means an amount equal to $123,858.12. Tenant must deliver to Landlord, together with its execution and delivery of this Amendment, a check payable to Landlord in an amount equal to the difference between the Security Deposit currently held by Landlord ($48,668.67) and the new Security Deposit amount, which difference is $75,189.45.

9.Brokers. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Skyline Commercial Real Estate (“Broker”). Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising from any misrepresentation or breach of warranty under this Section. Landlord must pay Broker a commission in connection with this Amendment pursuant to the terms of a separate written agreement between Landlord and Broker. This Section will survive the expiration or earlier termination of the Term.

10.Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment, the Sublease and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto. Tenant specifically acknowledges and agrees that Section 19(l) of the Original Lease concerning Confession of Judgment is hereby deleted and replaced by the following:
In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF

THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

(a)
In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

TENANT: INOVIO PHARMACEUTICALS, INC.
By: /s/ J. Joseph Kim, Ph.D.
Name: J. Joseph Kim, Ph.D.
Title: President & CEO
Date: 6/20/2017

11.Representations. Each of Landlord and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so. Tenant hereby represents and warrants to Landlord that there are no defaults by Landlord or Tenant under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease. Tenant acknowledges that Landlord or direct or indirect members or partners of Landlord (collectively, “Owner REITs”) are taxable as real estate investment trusts within the meaning of Sections 856 through 860 of the United States of America Internal Revenue Code of 1986, as amended (“IRS Code”). Tenant represents and warrants to Landlord that neither it nor any Affiliate is a related party to any of the Owner REITs within the meaning of Section 856(d)(2)(B) of the IRS Code.

12.Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

13.OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto must defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the date first-above written.

LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.

By: BRANDYWINE REALTY TRUST, its general partner

By: /s/ George Johnstone
Name: George Johnstone
Title: Executive Vice President Operations
Date: 6/22/17

TENANT:
INOVIO PHARMACEUTICALS, INC.

By: /s/ J. Joseph Kim, Ph.D.
Name: J. Joseph Kim, Ph.D.
Title: CEO & President
Date: 6/20/2017

EXHIBIT A
LEASEHOLD IMPROVEMENTS

This Exhibit A-Leasehold Improvements (“Exhibit”) is a part of the Amendment to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Amendment.

1.Definitions.
1.1    “Architect” means the licensed architect engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Architectural Plans.
1.2    “Architectural Plans” means 100% fully coordinated and complete, Permittable and accurate architectural working drawings and specifications for the Leasehold Improvements prepared by the Architect including all architectural dimensioned plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans and further including elevations, details, specifications and schedules according to accepted AIA standards.
1.3    “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.
1.4    “Central Systems” means any Building system or component within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems or anything located within the core of the Building or central to the operation of the Building).
1.5    “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead and profit, and the cost of all labor and materials supplied by Contractor, suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.
1.6     “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Exhibit to construct and install the Leasehold Improvements, subject to Section 3.1.
1.7    “Improvement Allowance” means an amount equal to $316,583.00. The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for data cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building.
1.8    “Improvement Costs” means the sum of: (i) the Planning Costs; and (ii) the Construction Costs.
1.9    “Landlord’s Designer” means the architect, space planner, or engineer, if any, engaged by Landlord to review the Plans for the Leasehold Improvements as contemplated by Section 2 below.
1.10    “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to; constructed, delivered or installed at, or otherwise acquired for, all of the Current Premises in accordance with the Plans, or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include Tenant’s Equipment.
1.11    “MEP Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the MEP Plans.

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1.12    “MEP Plans” means 100% fully coordinated and complete, Permittable and accurate mechanical, electrical and plumbing plans, schedules and specifications for the Leasehold Improvements prepared by the MEP Engineer in accordance and in compliance with the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over or with respect to such plans, schedules, and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.
1.13    “Permittable” means that the applicable plan meets the requirements necessary to obtain a building permit from the city or county (as applicable) in which the Building is located.
1.14    “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of the Architect and other professionals preparing and/or reviewing the Plans.
1.15    “Plans” means the Architectural Plans together with the MEP Plans, copies of all permit applications required for the Leasehold Improvements, all related documents, and if applicable, the Structural Plans.
1.16    “Structural Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Structural Plans.
1.17    “Structural Plans” means 100% fully coordinated and complete, Permittable, and accurate structural plans, schedules and specifications, if any, for the Leasehold Improvements prepared by the Structural Engineer in accordance and in compliance with the requirements of any authority having jurisdiction over or with respect to such plans, schedules and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.
1.18    “Substantial Completion” means the later of the date on which the Leasehold Improvements have been completed except for punch list items as determined by Landlord’s architect or space planner, and Tenant has obtained a certificate permitting the lawful occupancy of the Current Premises issued by the appropriate governmental authority.
1.19    “Tenant’s Equipment” means any telephone, telephone switching, data, and security cabling and systems, cabling, furniture, computers, servers, Tenant’s trade fixtures, and other personal property installed (or to be installed) by or on behalf of Tenant in the Current Premises.
2.Plans.
2.1Process. Tenant has prepared and delivered to Landlord the attached proposed Plans for Landlord’s review, stamped for permit filing, together with any underlying detailed information Landlord may require in order to evaluate the Plans. The design of the Leasehold Improvements must be consistent with sound architectural and construction practices in first-class office buildings comparable in size and market to the Building and must utilize only Building Standard items or better. Within 10 business days after Landlord’s receipt of the Plans, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Plans, which approval shall not be unreasonably withheld, and may contain conditions. If Landlord disapproves of the Plans, or approves the Plans subject to modifications, Landlord shall state in its written notice to Tenant the reasons therefor, and Tenant, upon receipt of such written notice, shall revise and resubmit the Plans to Landlord for review and Landlord’s reasonable approval, which approval shall not be unreasonably withheld. All design, construction, and installation in connection with the Leasehold Improvements shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such work. All reasonable third-party costs incurred by Landlord, including the professional fees of Landlord’s Designer, in reviewing the Plans shall be paid by Tenant to Landlord within 10 days after receipt by Tenant of a statement of such costs. Landlord’s approval of the Plans is not a representation that: (a) such Plans are in compliance with all applicable laws, ordinances, rules and regulations; or (b) the Plans or design is sufficient for the intended purposes. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Current Premises and the placement of Tenant’s furniture, appliances and

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equipment), and Landlord’s approval thereof or of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design.
2.2Permit Application. Tenant shall deliver any and all Plans and all revisions thereto to Landlord and obtain Landlord’s approval of same prior to submitting any of such Plans for permits. Tenant shall apply for and pay the cost of obtaining all permits and certificates for the Leasehold Improvements within 3 days after receiving Landlord’s approval of the Plans. Tenant agrees to pay for any charges levied by inspecting agencies as such charges are levied in connection with the Leasehold Improvements.
2.3Plan Changes. If there are any changes in the Leasehold Improvements or the Plans from the work or improvements shown in the Plans as approved by Landlord, each such change must receive the prior written approval of Landlord, and, in the event of any such approved change in the Plans, Tenant shall, upon completion of the Leasehold Improvements, furnish Landlord with an accurate “as built” plan of the Leasehold Improvements as constructed (hard copy and AutoCAD), which plans shall be incorporated into this Exhibit by this reference for all intents and purposes.
2.4Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Thomas Kim, whose email address is tkim@inovio.com. “Landlord’s Representative” means Paul Molino, whose email address is Paul.Molino@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies.
3.Performance of Leasehold Improvements.
3.1Selection of Contractor. Tenant shall inform Landlord of the general contractors from whom Tenant desires to solicit bids for the Leasehold Improvements. Each general contractor from whom Tenant desires to solicit a bid and the terms of the selected contractor’s contract (the “Construction Contract”) shall be subject to Landlord’s reasonable prior approval. Landlord shall have the right to specify one general contractor who, at Tenant’s option, shall either be the Contractor or one of the general contractors to whom Tenant bids the Leasehold Improvements. The Contractor shall contract for such work directly with Tenant, but shall perform such work in coordination with Landlord’s operation of the Building. Tenant shall provide Landlord with a list of all subcontractors the Contractor will use in connection with the performance of the Leasehold Improvements as such subcontractors are selected to assist in the performance of the Leasehold Improvements. Tenant’s contractors and subcontractors shall work in harmony and shall not interfere with labor employed by Landlord, or its contractors or subcontractors or by any other tenant or their contractors.
3.2Construction in Accordance with Plans; Schedule. Tenant shall cause the Leasehold Improvements to be performed by the Contractor substantially in accordance with the approved Plans (including without limitation any Landlord conditions on such approval), Laws, and Landlord’s rules and regulations for construction, and sustainable guidelines and procedures. Tenant shall diligently pursue completion of the Leasehold Improvements, which shall expressly include improving all of the Current Premises. Tenant shall commence construction of the Leasehold Improvements within 5 days after receipt of the building permit, and shall use commercially reasonable efforts to complete the Leasehold Improvements within 120 days after receipt of the building permit. If requested by Landlord in writing after execution of the Construction Contract, Tenant shall provide Landlord with a completed Sustainability Cost Detail Form, the form of which will be provided by Landlord. Prior to commencement of the Leasehold Improvements, Tenant shall provide Landlord with a schedule of the estimated dates and amounts for Tenant’s requests for disbursement from the Improvement Allowance pursuant to Section 4.6 below (the “Draw Schedule”). If during completion of the Leasehold Improvements there are any material changes to the dates or amounts on the Draw Schedule, Tenant shall promptly notify Landlord with the specifics of the changes. Within 3 days after receipt of request therefor from time to time, Tenant shall provide Landlord with an accounting of all costs incurred by or on behalf of Tenant in connection with the Leasehold Improvements, and/or a certificate of the percentage of completion from the Architect.

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If Tenant fails to complete the Leasehold Improvements within 6 months after the full execution and delivery of the Amendment, then with notice to Tenant, Landlord shall have the right to complete the Leasehold Improvements at Tenant’s cost.
3.3Tenant’s Equipment. Tenant shall be solely responsible for the ordering and time of ordering of Tenant’s Equipment.
3.4Building Standards. Except to the extent that the Plans expressly provide for the construction or installation of improvements, items, materials, fixtures, finishes, quantities, specifications, etc. that are non-Building Standard, Tenant will cause the Leasehold Improvements to be constructed or installed to Building Standards or better.
3.5Fire-Life Safety; Central Systems.
a.Any Leasehold Improvements relating to the Building fire and life safety systems shall be performed by Landlord’s fire and life safety subcontractor, at Tenant’s expense.
b.Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Central Systems.
4.Costs.
4.1    Improvement Allowance.
a.Landlord shall provide the Improvement Allowance to Tenant in accordance with the terms of this Exhibit.
b.The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building.
c.If any portion of the Improvement Allowance remains undisbursed as of March 31, 2018, the Improvement Allowance shall be deemed reduced by such undisbursed amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.
4.2    Tenant’s Payment Responsibility. Tenant shall be responsible for the full and timely payment of all Improvement Costs.
4.3    Excess Costs. To the extent that the Improvement Costs exceed the Improvement Allowance, Tenant shall be solely responsible for payment of such excess amount.
4.4    Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default or a condition which with notice and/or the passage of time would constitute an Event of Default.
4.5    Disbursement of Improvement Allowance.
a.Subject to the terms of this Exhibit, Landlord shall disburse the Improvement Allowance to Tenant for reimbursement of the Improvement Costs for work in place (but not for costs arising from an Event of Default or from any facts or circumstances that could become an Event of Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Current Premises or Tenant’s interest therein). Landlord shall have the right to make Improvement Allowance disbursements to any party for whom Tenant has requested a disbursement or, following the occurrence of an Event of Default, directly to the Contractor.

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b.Landlord shall be entitled to withhold from any requested disbursement for payment under the Construction Contract a retainage equal to the greater of the retainage set forth in the Construction Contract or 10% of amount due under the Construction Contract (the “Retainage”).
c.Any provision of this Exhibit to the contrary notwithstanding, Tenant agrees that Landlord shall not be obligated to make a disbursement from the Improvement Allowance unless the following conditions have been satisfied or waived in writing by Landlord:
(i)    Landlord shall not be obligated to disburse funds for materials stored offsite.
(ii)    With respect to amounts payable under the Construction Contract or any other contract under which a mechanic’s or materialmen’s lien could arise (as reasonably determined by Landlord), Landlord shall have received from Tenant a request for payment, which request includes: (A) a copy of a certificate signed by the Architect certifying the then-percentage completion of the Leasehold Improvements, and approving payment of an amount at least equal to the amount set forth in Tenant’s request for payment; (B) a submission by the Architect of AIA forms G-702 and G-703, or substantially similar forms (Landlord and Tenant agree that the retainage set forth in such forms is one and the same as the Retainage set forth above and that there will not be a separate or an additional retainage under such forms); (C) as applicable, proof of payment; and (D) releases of liens from the Contractor, Architect, and any other relevant contractor or subcontractor (including without limitation design professionals) for work for which Tenant requests a disbursement (collectively, the “Lien Waivers”).
(iii)    Provided Landlord has received a disbursement request from Tenant, together with the other items, certifications, Lien Waivers, etc. required under this Exhibit in connection with such disbursement on or before the 15th day of a month, Landlord shall make such disbursement not later than the last day of the following month. Landlord shall not be required to make more than 1 disbursement from the Improvement Allowance during any 30-day period.
(iv)    Landlord shall have inspected and approved the Leasehold Improvements performed for which disbursement has been requested, such approval not to be unreasonably withheld.
(v)    Landlord shall have no obligation to make a disbursement from the Improvement Allowance to the extent that there exists any unbonded lien against the Building or the Current Premises or Tenant’s interest therein (including the cost to bond over the lien to the reasonable satisfaction of Landlord, plus Landlord’s reasonable attorneys’ fees) by reason of work done, or claimed to have been done, or materials supplied, or claimed to have been supplied, to or for Tenant for the Current Premises, or if the conditions to advances of the Improvement Allowance are not satisfied. Landlord shall notify Tenant in writing of the reasons that Landlord disputes disbursing any portion of the Improvement Allowance. Landlord shall withhold only such amounts as Landlord disputes in good faith and only such amounts as Landlord deems reasonably necessary to protect Landlord’s interests. Landlord shall have no obligation to disburse any portion of the Improvement Allowance for the payment of any bond premiums required of Tenant under this Exhibit in connection with any liens filed or sought in connection with the Leasehold Improvements.
(vi)    The Retainage shall be disbursed to Tenant 30 days after Substantial Completion of the Leasehold Improvements; provided, however, in no event shall the Retainage be disbursed to Tenant until such time as Tenant has complied with the requirements set forth in Section 3.2 and Section 5.1 hereof and the cost to correct punch list items would be less than $5,000.
(vii)    With respect to Planning Costs incurred by Tenant, Landlord shall disburse to Tenant the amount requested by Tenant (not to exceed the Improvement Allowance, and subject to any limitations on soft cost disbursements set forth elsewhere in this Exhibit) within 30 days after Landlord receives a disbursement request from Tenant, which request shall include a reasonably detailed invoice from the professional for whom the disbursement is sought and a certification from Tenant that such professional has satisfactorily performed his/her or its services for which the disbursement is sought.

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(viii)    There shall exist no Event of Default and no condition which with notice and/or the passage of time would constitute an Event of Default.
4.6    Inspection of Leasehold Improvements. Landlord reserves the right to inspect and to be present during the performance of the Leasehold Improvements solely for the purpose of protecting Landlord’s interest in the Building, but Landlord will have no obligation to so inspect or be present and, if Landlord elects to so inspect, or to be present during the performance of all or any portion of the Leasehold Improvements, neither such inspection nor such presence shall give rise to any liability by Landlord to Tenant or to any other person or entity.
5.Retainage; Deliveries; Rules for Leasehold Improvements.
5.1Conditions to Disbursement of Retainage. Prior to Landlord’s disbursement of any portion of the Retainage, Tenant, at Tenant’s expense, shall:
a.furnish evidence reasonably satisfactory to Landlord that the Leasehold Improvements have been paid for in full (other than any Leasehold Improvements to be paid for with the Retainage), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction, or otherwise) or waived, and that no security interests relating to the Leasehold Improvements are outstanding and provide final Lien Waivers;
b.furnish to Landlord a copy of the Certificate of Occupancy and all other certifications and approvals with respect to the Leasehold Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Current Premises;
c.furnish to Landlord proof of the insurance required by the Lease;
d.furnish an affidavit from the Architect certifying that the Leasehold Improvements have been completed substantially in accordance with the Plans; and
e.provide Landlord with the opportunity to inspect the Current Premises so that Landlord can be reasonably satisfied that Substantial Completion occurred in accordance with the Plans.
5.2Additional Deliveries. Within 10 days after Substantial Completion, Tenant, at Tenant’s expense, shall furnish Landlord with:
a.    1 set of reproducible “as built” blueprints of the Current Premises, together with a CAD disk (in AutoCAD format);
b.    an HVAC air balancing report reasonably satisfactory to Landlord, if applicable;
c.    copies of all guaranties and/or warranties; and
d.    copies of all O&M information, manuals etc., if applicable.
5.3Interference with Others. Tenant will make reasonable efforts not to materially obstruct or materially interfere with the rights of, or otherwise materially disturb or injure, other tenants of the Building during the performance of the Leasehold Improvements.
5.5Rules and Regulations for Construction. Tenant shall cause the Contractor and each of the Contractor’s subcontractors to adhere to the rules and procedures set forth in Exhibit A-1 attached hereto.
5.6Insurance. Tenant shall cause the Contractor, at no cost to Landlord, to maintain and keep in full force and effect, the insurance required under Exhibit A-2, with such companies, and in such form and amounts as Landlord may reasonably require. Tenant shall, at no cost to Landlord, maintain and keep in full force and effect, the

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insurance required of Tenant under the Lease and this Exhibit. Prior to commencement of construction of the Leasehold Improvements, Landlord shall be provided with copies of insurance certificates indicating coverages as required by Exhibit A-2, are in full force and effect, and a copy of the executed Construction Contract.

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EXHIBIT A-1
CONTRACTOR REQUIREMENTS
A.General

1.	No work shall be permitted until the property management office is furnished with copies of all required permits.

2.
All demolition, removal or other types of work, which may inconvenience other tenants or disturb building operations, must be scheduled and performed before or after normal working hours. The property management office shall be notified at least 24 hours prior to commencement of such work.

3.    All fire alarm testing must be performed after normal working hours.
B.Prior to commencement of Leasehold Improvements

1.	Tenant shall deliver to Landlord, for Landlord’s approval, which will not be unreasonably withheld, a list of all the contractors and subcontractors who will be performing the work.

2.
Contractor must obtain a performance and payment bond for the project unless either Contractor is on Landlord’s list of approved contractors, or Landlord indicates otherwise in connection with its consent of Contractor. Bonding companies shall be licensed in the jurisdiction in which the Building is located. The bond premium shall be included in all bids. Bond form and agent shall be submitted for Landlord review prior to construction start.

3.
Tenant shall deliver to Landlord two (2) complete sets of permit plans and specifications properly stamped by a registered architect or professional engineer and shall deliver to Landlord any and all subsequent revisions to such plans and specifications.

4.
It is Tenant’s responsibility to obtain approval of plans and required permits from jurisdictional agencies. Tenant must submit copies of all approved plans and permits to the property management office and post the original permit on the Current Premises prior to commencement of any work. All work performed by a contractor or subcontractor shall be subject to Landlord’s inspection.

C.Requirements and Procedures

1.
At such time as other tenants shall occupy the Building, core drilling or cutting shall be permitted only between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday. All core drilling/cutting must be approved by the Base Building structural engineer. X-rays of areas may be required at Landlord’s engineer’s discretion. The property management office must be notified at least 24 hours prior to commencement of such work.

2.
Prior to the initiation of any construction activity in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office. Upon initiation of construction activity in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office 48 hours in advance. Notwithstanding the foregoing, Tenant shall not have a priority over future tenants and/or their contractors in the use of the elevators and loading dock. No material or equipment shall be carried under or on top of the elevators. If the building manager deems an elevator operator is required, such operator shall be provided by the general contractor at the general contractor’s expense.

3.	Tie-in of either fire alarm or sprinkler/fire suppression systems shall not occur until all other work related to such systems has been completed.

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4.
If a shutdown of risers and mains for electric, HVAC, sprinkler, fire protection, and plumbing work is required, work shall be scheduled with 24-hour advance notice. Drain downs or fill-ups of the sprinkler system or any other work to the fire protection system which may set off an alarm, must be accomplished between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday.

5.	The general contractor must:

a.	Properly supervise construction on the Current Premises at all times.

b.	Police the job at all times, continually keeping the Current Premises and Project orderly. All Tenant materials are to be reasonably neatly stacked.

c.	Maintain cleanliness and protection of all areas, including elevator and lobbies.

d.
If requested by Landlord, distribute I.D. badges provided by Landlord to all construction workers. Any construction worker without a valid badge will be escorted from the building. I.D. badges will be changed at the discretion of the property management office.

e.
If other tenants occupy the building, provide the property management office with a list of those who are expected on the job after hours or during a weekend. Tenant shall use its best efforts to submit such list by noon on the day in which after hours work is scheduled.

f.	Arrange for telephone service if necessary. The property management and security telephones will not be available for use by contractors.

g.	Block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air system.

h.	Avoid and prevent the disturbance of other tenants.

i.	Tenant’s contractors and subcontractors may only park in parking areas at the Project specifically designated by Landlord.

6.
If Tenant’s general contractor is negligent in any of its responsibilities, Landlord shall give Tenant notice of such negligence and a reasonable opportunity to cure such negligence (except in the case of emergencies or potential harm to persons or damage to property), at Tenant’s sole expense. If Tenant fails to cure timely such negligence, Landlord may elect to correct the same and Tenant shall be charged for the corrective work.

7.	All equipment and material installation must be equal to the standards of workmanship and quality established for the Building.

8.
Upon completion of the work, Tenant shall submit to the property management office properly executed forms or other documents indicating approval by all relevant agencies of the local government having jurisdiction over the Building whose approval is required for Tenant’s use and occupancy of the Current Premises.

9.	Tenant shall submit to the property management office a final “as-built” set of drawings together with a CAD disk (in AutoCAD format), showing all items of work in full detail.

10.	Contractors who require security for the Current Premises during construction shall provide same at their sole expense. Landlord will not be liable for any stolen items from Tenant’s work area. It is

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suggested that the contractor and subcontractors use only tools and equipment bearing an identification mark denoting the contractor and subcontractor’s name.

11.	All contractors/subcontractors/employees will enter and exit through the loading dock area, and use the freight elevator. Building passenger elevators may not be used.

12.
Prior to the commencement of construction, Landlord and Tenant will inspect the Building, and Tenant will prepare and deliver to Landlord a memorandum setting forth any pre-construction damages to the Building. Any damage caused by the contractor to existing work of others shall be repaired or replaced at the sole cost and expense of the contractor to Landlord’s satisfaction.

13.	The contractor shall be responsible for the protection of finished surfaces of public areas (floors, walls, ceiling, etc.).

14.
If required by Landlord at any time during the performance of Tenant’s Leasehold Improvements, Tenant shall install, at Tenant’s sole cost and expense, electric submeters on each floor of the Current Premises. All electric power to Tenant’s contractor and subcontractors’ tools shall be powered through such submeters. Tenant shall pay Landlord for use of such electric power within 10 days after written demand. If Tenant requests that Landlord provide central heating or air conditioning, Tenant shall be charged the then-prevailing hourly rate for such central heating or air conditioning service.

15.
Contractors will be permitted to use restroom facilities only on the floors on which construction services are being provided. Any damages to these facilities will be repaired by the contractor at its sole cost and expense. Landlord will provide no janitorial services to such restrooms.

16.
The contractor must arrange to have freight or stock received by its own forces. Contractors and subcontractors are required to submit to the property management office a written request for dock space for offloading materials and/or equipment required to construct Tenant’s space. All requests are to include the name of the supplier/hauler, time of expected arrival and departure from Landlord’s dock facility, name of contractors and subcontractors designated to accept delivery, and the location that the materials/equipment will be transported by the contractor/subcontractor. Disregard for this requirement will result in those vehicles being moved at the vehicle owner’s expense. Under no circumstances will a vehicle be parked and left in the loading dock. The contractor must provide for storage and removal of all trash at the contractor’s expense. The contractor is not allowed to use the building trash dumpster under any circumstances. Any building materials left in loading dock, service corridor, stairwell, garage, on the site, etc. will be removed from the Project at the contractor’s expense. Upon delivery of materials to the loading dock, tools, supplies, equipment, etc., the transport vehicle must be removed from the loading dock prior to the materials being carried to the worksite.

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EXHIBIT A-2
INSURANCE REQUIREMENTS
The Contractor shall, throughout the duration of any contract or any work authorized under purchase order, at its expense, carry and from time to time renew worker’s compensation insurance, and commercial general liability insurance in the amount of $10,000,000, single limit covering both bodily injury and property damage, including any indemnity and hold harmless clause Landlord may reasonably require, in such amounts Landlord may approve. If the estimated Construction Costs are $10,000,000 or greater, then the Contractor must also carry builder’s risk insurance. An insurance certificate in the customary form, naming Landlord and Landlord’s property manager as additional insureds and evidencing that premiums therefor have been paid, shall be delivered to Landlord simultaneously with the execution of any contract and prior to performing any work authorized under a purchase order and within 15 days prior to expiration of such insurance a like certificate shall be delivered to Landlord evidencing the renewal of such together with evidence satisfactory to Landlord of payment of the premium. All certificates must contain a provision that if such policies are canceled or changed during the periods of coverage as stated therein, in such a manner as to affect this certificate, written notice will be mailed to Landlord by registered mail 10 days prior to such cancellation or change.

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EXHIBIT A-1
INTERNAL STAIRCASE (NOT TO SCALE)

[Graphic of internal staircase]

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